Exhibit 99.1

        SpectruMedix and Transgenomic Enter into Distribution Agreement

             Complementary Genetic Analysis Platform Adds Depth to
                        Transgenomic's Product Portfolio

      STATE COLLEGE, Pa., and OMAHA, Neb., Jan. 20 /PRNewswire-FirstCall/ -- SpectruMedix LLC and Transgenomic Inc. (Nasdaq: TBIO) today announced that they have entered into an agreement for Transgenomic to distribute SpectruMedix's Reveal(TM) Genetic Analysis Systems in Europe. Transgenomic's European marketing organization will market, sell and service the SpectruMedix systems. The Reveal System is a multicapillary gel electrophoresis instrument. Its scalability to support high throughput genetic variation discovery and its DNA sequencing capability complement the Transgenomic WAVE(R) System's ability to detect low-abundance genetic variation and to purify DNA fragments of interest from mixtures of normal and variant DNA.

      According to Collin D'Silva, Transgenomic CEO, "The quest by researchers to associate genetic variation with clinical or biological traits potentially requires multiple technologies depending on the specific situation. We are pleased to add SpectruMedix's Reveal platform as a complement to our own WAVE System." He concluded, "Our continuing objective is to provide an integrated array of solutions, both instruments and consumables, that are relevant to our customers' workflow." In speaking about the selection of Transgenomic for its distribution needs, John W. Ritson, SpectruMedix President and CEO, stated, "We are impressed by Transgenomic's reputation among its customers for providing cost-effective solutions and quality service and support. We expect to benefit from Transgenomic's strong sales and marketing infrastructure in Europe as well as their existing customer base. This agreement represents a unique opportunity for SpectruMedix to complement the Transgenomic product line with our Total Genetic Analysis Solution portfolio. The agreement between our companies will allow us to address the current and growing needs in the European market."

      About Transgenomic

      Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Transgenomic's biosystems segment offers its WAVE Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world. Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents used in applications, such as genetic diagnostics and therapeutics. Manufacturing operations include a cGMP facility for the synthesis of oligonucleotides. For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com .

      About SpectruMedix LLC

      SpectruMedix LLC is an innovative manufacturer of high throughput capillary electrophoresis instrumentation for genetic analysis. They also offer mutation discovery and genotyping services. The company's proprietary technology for on-column detection of DNA and temperature gradient capillary electrophoresis allows SpectruMedix to address the need for high throughput screening for SNPs and mutations present in DNA samples, as well as a number of other genetic analysis applications. Systems are available in 24, 96, 192, and 384 capillary configurations. SpectruMedix also offers a Total Genetic Analysis Solution, which integrates several complimentary applications that can be run on a single instrument platform. The integrated technologies include Reveal TGCE, endonuclease-mediated fragment analysis, DNA sequencing and a powerful data analysis software package. The use of this powerful set of applications allows for much greater accuracy and sensitivity, as well as high throughput at significantly lower costs. More information on the Reveal System and Total Genetic Analysis Solution can be obtained from www.spectrumedix.com .

      Transgenomic Cautionary Statement

      Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to Transgenomic providing an integrated array of solutions, both instruments and consumables, relevant to its customers' workflow. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protectio n of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

SOURCE  Transgenomic Inc.; SpectruMedix LLC
      -0-                             01/20/2004
      /CONTACT: Investors, Mitchell L. Murphy, +1-402-452-5418, mmurphy@transgenomic.com , or Robert J. Pogulis, Ph.D., +1-845-782-9617, rpogulis@transgenomic.com , both of Transgenomic Inc., or Paul Newman, Ph.D., +1-814-867-8600 x 277, pnewman@spectrumedix.com , or Kevin R. Gutshall, +1-814-867-8600 x 266, kgutshall@spectrumedix.com , both of SpectruMedix LLC/
      /First Call Analyst: /
      /FCMN Contact: smcquade@transgenomic.com /
      /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000314/CGTU026
               AP Archive:  http://photoarchive.ap.org
               PRN Photo Desk, +1-888-776-6555 or +1-212-782-2840/
      /Web site:  http://www.transgenomic.com
                  http://www.spectrumedix.com /
      (TBIO)

CO:  Transgenomic Inc.; SpectruMedix LLC
ST:  Pennsylvania, Nebraska
IN:  MTC BIO HEA
SU:  JVN CON